Exhibit 23.1

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name and the description of our role in the valuation process described in the heading “July 31, 2026 NAV per Share” and the reference to our name in the heading “Experts” being included in Supplement No. 4 (filed on August 17, 2026) related to the Registration Statement on Form S-11 (File No. 333-273163) of EQT Exeter Real Estate Income Trust, Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
August 17, 2026